UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers.

On June 26, 2013 Timothy A. Stuckey, President of Greenbrier Rail Services and a named executive officer of its parent company, The Greenbrier Companies, Inc. (the “Company”), announced his intent to retire as an executive officer and as President of Greenbrier Rail Services as of June 30, 2013. Mr. Stuckey will remain as a non-executive employee until the expiration of his Employment Agreement on August 28, 2013.

(e) Compensatory Arrangements of Certain Officers.

On June 26, 2013 the Compensation Committee approved the terms of a one-year Consulting Agreement with Mr. Stuckey, in order to provide an orderly transition of his duties following his retirement. The Consulting Agreement will commence effective August 29, 2013 and will be terminable on 30-days’ notice by either party. Under the arrangement, the Company will pay Mr. Stuckey a consulting fee of $12,042 per month and will provide health insurance for Mr. Stuckey and an automobile allowance. The one-year non-competition provision of Mr. Stuckey’s Employment Agreement will commence at the end of the consulting period, and will be extended for one month for each month the Consulting Agreement is in effect.

Item 8.01	Other Events.

On June 27, 2013, the Board of Directors adopted and approved amendments to the Audit Committee Charter, based on the recommendation of the Audit Committee.

The amended Audit Committee Charter is attached hereto as Exhibit 99.1 and will be posted in the Investor Relations section of the Company’s website, www.gbrx.com, under Corporate Governance as soon as practicable.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Audit Committee Charter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: July 2, 2013	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

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